Exhibit 5.1

[LETTERHEAD OF MILES & STOCKBRIDGE P.C.]

December 19, 2013

American Realty Capital Properties, Inc.
405 Park Avenue
New York, New York 10022

Re:	Registration Statement on Form S-4 (Reg. No. 333-192106)

Ladies and Gentlemen:

We have acted as special Maryland counsel to American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration of up to 554,524,580 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued by the Company pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 22, 2013 (the “Merger Agreement”), by and among the Company, Clark Acquisition, LLC, a Delaware limited liability company, and Cole Real Estate Investments, Inc., a Maryland corporation. The Shares are covered by the Company’s Registration Statement on Form S–4 (Registration Number 333-192106), as amended through the date hereof (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined the Registration Statement, the Merger Agreement, the charter and the bylaws of the Company, certain records of proceedings of the board of directors of the Company with respect to the issuance and sale of the Shares and the transactions contemplated by the Merger Agreement, and such other corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and on information that has been provided to us by officers of the Company. Based on that examination and in reliance on such information, and subject to the other assumptions and qualifications set forth herein, it is our opinion that the Shares, when and if issued under the circumstances contemplated in the Merger Agreement and in the Registration Statement, will be validly issued, fully paid and non-assessable.

In giving the opinion set forth above, we are assuming that (i) the issuance of the Shares will not result in any violation of any restriction or limitation set forth in Section 4.07 of Article 4 of the Company’s charter and (ii) on the date the Shares will be issued pursuant to the Merger Agreement, the Company will have sufficient authorized but unissued shares of Common Stock

American Realty Capital Properties, Inc.
December 19, 2013

for that purpose. The Company has represented to us that it has at least 554,524,580 authorized but unissued shares of Common Stock on the date hereof.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal